Filed Pursuant to Rule 424(b)(5)
Registration No: 333-214056

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.000% Senior Notes Due 2028	$548,950,000	99.853%	$548,143,043.50	$63,529.78

(1)	Pursuant to Rule 457(e) and Rule 456(b), the total registration fee for this offering is $63,529.78. €500,000,000 aggregate principal amount of the notes will be issued. $548,950,000 the Amount to be Registered, is determined using the October 19, 2016 €/U.S.$ exchange rate of €1/U.S.$1.0979, as published by the European Central Bank.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED OCTOBER 11, 2016

UNITED PARCEL SERVICE, INC.

€500,000,000 1.000% Senior Notes due 2028

We are offering 500,000,000 of 1.000% Senior Notes due 2028 (the “notes”).

We will pay interest on the notes annually on November 15 of each year, beginning on November 15, 2017. The notes will bear interest at the rate of 1.000% per annum. The notes will mature on November 15, 2028.

We may redeem some or all of the notes at any time and from time to time prior to August 15, 2028 at our option at the redemption price described in this prospectus supplement. On or after August 15, 2028, we may redeem all or a portion of the notes at our option at any time at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, we may redeem the notes, in whole but not in part, at any time at our option, at par plus accrued and unpaid interest and additional amounts to, but not including, the date fixed for redemption, in the event of certain developments affecting United States taxation. See “Description of the Notes—Redemption for Tax Reasons.”

The notes will be unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Currently there is no public market for the notes.

Investing in the notes involves risk. See “Risk Factors ” on page S-8 of this prospectus supplement for a discussion of certain risks that should be considered in connection with an investment in the notes as well as the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the six months ended June 30, 2016, which are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price (1)	99.853%	€499,265,000
Underwriting Discount	0.475%	€2,375,000
Proceeds (before expenses) to UPS	99.378%	€496,890,000

(1)	Plus accrued interest from October 24, 2016, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or after October 24, 2016.

Joint Book-Running Managers

Barclays	BNP PARIBAS	J.P. Morgan	Société Générale Corporate & Investment Banking

Lloyds Bank	Standard Chartered Bank

Co-Managers

BNY Mellon Capital Markets, LLC	COMMERZBANK	Fifth Third Securities	HSBC

ING	Mizuho Securities	MUFG	The Williams Capital Group, L.P.	US Bancorp

The date of this prospectus supplement is October 19, 2016.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered hereby. The second part, the accompanying prospectus, provides more general information about securities which we may offer, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Unless otherwise indicated, all references in this prospectus supplement to “we,” “our” or “UPS” refer to United Parcel Service, Inc., a Delaware corporation, and its consolidated subsidiaries.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Unless otherwise specified, the euro / U.S. dollar rate of exchange used in this prospectus supplement is €1.00 = $1.0985, which is the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euro on October 14, 2016.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC (OR ITS RESPECTIVE AFFILIATES), AS STABILIZING MANAGER, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

DESCRIPTION OF UPS

We were founded in 1907 as a private messenger and delivery service in Seattle, Washington. Today, we are the world’s largest package delivery company, a leader in the U.S. less-than-truckload industry and the premier provider of global supply chain management solutions. We deliver packages each business day for 1.6 million shipping customers to 8.4 million receivers in over 220 countries and territories. In 2015, we delivered an average of 18.3 million pieces per day, or a total of 4.7 billion packages. Total revenue in 2015 was $58.4 billion.

We are a global leader in logistics, and we create value for our customers through solutions that lower costs, improve service and provide highly customizable supply chain control and visibility. Customers are attracted to our broad set of services that are delivered as promised through our integrated ground, air and ocean global network.

Our overall market strategy is to provide customers with advanced logistics solutions made possible by a broad portfolio of differentiated services and capabilities expertly assembled and integrated into our customers’ businesses. This approach, supported by our efficient and globally balanced multimodal network, enables us to deliver considerable value to our customers and thereby build lasting partnerships with them.

Over the last 15 years, we have significantly expanded the scope of our capabilities to include more than package delivery. Our logistics and distribution capabilities give companies the power to easily expand their businesses to new markets around the world. By leveraging our international infrastructure and know-how, we enable our customers to bridge time zones, cultures and distances to keep their supply chains moving smoothly.

In 2015, we continued our capabilities expansion by acquiring Coyote Logistics, a leading asset-light truckload broker, and several other specialized businesses. Each provides our customers with an ever-expanding range of high value services and expertise, while simultaneously contributing to operational efficiency and positive returns.

We serve the global market for logistics services, which include transportation, distribution, contract logistics, ground freight, ocean freight, air freight, customs brokerage, insurance and financing. We have three reportable segments: U.S. Domestic Package, International Package and Supply Chain & Freight.

Our principal executive office is located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, telephone (404) 828-6000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in the future tense, and all statements accompanied by terms such as “believe,” “project,” “expect,” “estimate,” “assume,” “intend,” “anticipate,” “target,” “plan,” and variations thereof and similar expressions are intended to be forward-looking statements. We intend that all forward-looking statements we make will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our discussion and analysis in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain some forward-looking statements regarding our intent, belief and current expectations about our strategic direction, prospects and future results. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or anticipated results. These risks and uncertainties include, but are not limited to, those discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 which are available from the SEC. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements.

The Offering

Issuer	United Parcel Service, Inc., a Delaware corporation.

Securities offered	€500,000,000 1.000% Senior Notes due 2028.

Original issue date	October 24, 2016.

Maturity date	The notes will mature on November 15, 2028.

Interest payment dates	Interest on the notes will be paid annually on November 15 of each year, beginning on November 15, 2017.

Interest rate	1.000% per annum.

Currency of Payments	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture.

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts on the notes as may be necessary to ensure that every net payment by us of the principal of and interest on a note to or on account of a beneficial owner of a note who is not a United States person for U.S. federal income tax purposes, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable if no such deduction or withholding had been required. See “Description of the Notes—Payment of Additional Amounts.”

Redemption of Notes for Tax Reasons	We may redeem the notes in whole, but not in part, upon the occurrence of specified tax events described under “Description of the Notes—Redemption for Tax Reasons.”

Optional Redemption	We may redeem the notes at any time prior to August 15, 2028 (three months prior to their maturity), as a whole or in part, at our option, at the applicable redemption price described under the heading “Description of the Notes—Optional Redemption of the notes” in this prospectus supplement.

We may redeem all or a portion of the notes at our option at any time on or after August 15, 2028 (three months prior to their maturity) at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Use of proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, including the repayment of commercial paper.

Tax considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income Tax Consequences — Non-U.S. Holders.”

Ranking	The notes will be unsecured obligations of ours and will rank equally with our other unsecured and unsubordinated indebtedness.

Denominations	The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Form	The notes will be issued only in registered, book-entry form. One or more global notes will be deposited with a common depositary on behalf of Clearstream and Euroclear and registered in the name of the common depositary or its nominee.

Absence of Public Market	The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Additional Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or, the first payment of interest following the issue date of those additional notes or potentially, the public offering price. Any such additional notes will have the same terms as to status, redemption or otherwise as the notes.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch.

Concurrent Offering	Concurrently with or shortly after this offering, under a separate prospectus supplement, we expect to be offering certain U.S.-denominated senior notes (the “Concurrent Offering”). The completion of this offering is not conditioned on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not conditioned on the completion of this offering.

Information regarding the Concurrent Offering in this prospectus supplement is neither an offer to sell nor a solicitation of an offer to buy any U.S.-denominated senior notes or any other securities to be issued by us.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for more information.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (which Risk Factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below. See “Where You Can Find More Information” in the accompanying prospectus.

Holders of the notes will receive payments solely in euros subject to limited exceptions.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes. See “Exchange Rates.”

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

A paying agent may be obligated to withhold taxes under the European Union Council Directive 2003/48/EU, and the net amounts received by noteholders may be less than they would have been absent that withholding.

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), a Member State is required to provide to the tax authorities of another Member State details of certain payments of interest or similar income paid or secured by a person established within the jurisdiction of the first Member State to or for the benefit of an individual or certain limited types of entities established in that other Member State. However, for a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The rate of withholding is 35%. However, the beneficial owner of the interest (or similar income) payment may elect that certain provision of information procedures should be applied instead of withholding, provided that certain conditions are met. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income. A number of non-EU countries and territories (including Switzerland) have adopted similar measures (a withholding system in the case of Switzerland).

The Savings Directive has been repealed with effect from January 1, 2017 in the case of Austria, and from January 1, 2016 in the case of all other Member States (subject to on-going requirements to fulfil administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is in order to avoid overlap with the Savings Directive and the new automatic exchange of information regime implemented under Council Directive 2011/16/EU on administrative cooperation in the field of taxation (as amended by Council Directive 2014/107/EU).

If a payment were to be made or collected through a Member State that has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive (as amended from time to time) or any law implementing or complying with, or introduced in order to conform with, such Directive, neither we nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to amounts received by noteholders as a result of the imposition of such withholding tax.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately €496.1 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including the repayment of commercial paper. Our outstanding U.S. commercial paper has an average interest rate of 0.20% and an average remaining maturity of approximately 45 days as of September 30, 2016.

EXCHANGE RATES

The table below sets forth, for the periods indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros (expressed in dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00=$1.0985 as of October 14, 2016.

	High	Low	Average (1)	Period end
Period
2011	1.4875	1.2926	1.3931	1.2973
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3279	1.3816
2014	1.3927	1.2101	1.3210	1.2101
2015	1.2015	1.0524	1.1096	1.0859
January 2016	1.0964	1.0743	1.0855	1.0832
February 2016	1.1362	1.0868	1.1092	1.0868
March 2016	1.1390	1.0845	1.1134	1.1390
April 2016	1.1441	1.1239	1.1346	1.1441
May 2016	1.1516	1.1135	1.1312	1.1135
June 2016	1.1400	1.1024	1.132	1.1032
July 2016	1.1168	1.0968	1.1055	1.1168
August 2016	1.1334	1.1078	1.1207	1.1146
September 2016	1.1271	1.1158	1.1218	1.1238
October 1 through October 14, 2016	1.1212	1.0985	1.1115	1.0985

(1)	The average of the noon buying rates on each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the five years ended December 31, 2015 and the six months ended June 30, 2016:

	Year Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015

Ratio of earnings to fixed charges	11.0x	2.5x	12.4x	8.9x	13.7x	13.8x

CAPITALIZATION

The table below sets forth our consolidated capitalization as of June 30, 2016 on an actual basis and as adjusted to give effect to the issuance and sale of the notes offered hereby and the application of the net proceeds from the sale of the notes. See “Use of Proceeds.”

You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
	Actual	As Adjusted
	(amounts in millions)
Cash and Short-Term Investments:
Cash and Cash Equivalents	$3,059	$3,059
Marketable Securities	2,613	2,613

Total Cash and Marketable Securities	$5,672	$5,672

Debt Included in Current Liabilities:
Current maturities of Long-Term Debt and Commercial Paper	$2,816	$2,271
Debt Included in Long-Term Liabilities:
Long-Term Debt, excluding Current Installments	11,550	12,099

Total Debt	$14,366	$14,370
Shareowners’ Equity	2,650	2,650

Total Debt and Shareowners’ Equity	$17,016	$17,020

DESCRIPTION OF THE NOTES

We are offering €500,000,000 aggregate principal amount of 1.000% Senior Notes due 2028. The notes will constitute a series of senior debt securities described in the accompanying prospectus. The following description supplements and, to the extent it is inconsistent with, replaces the description of the general terms and provisions contained in “Description of the Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section.

The notes will be issued under the indenture dated as of August 26, 2003, as supplemented from time to time, entered into with The Bank of New York Mellon Trust Company, N.A. (as successor to Citibank, N.A.), as trustee. We urge you to read the indenture, because the indenture and the terms included in the notes, not the summaries below and in the accompanying prospectus, define your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

The notes will be issued only in fully registered, book entry form, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Listing

We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes.

General

The notes:

•	will be issued in an aggregate initial principal amount of €500,000,000, subject to our ability to issue additional notes which may be of the same series as the notes as described under “—Further Issues,”

•	will mature on November 15, 2028,

•	will bear interest at a rate of 1.000% per annum,

•	will be our unsecured and unsubordinated obligations, ranking equally with our other present and future outstanding unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture,

•	will be issued only in fully registered, book entry form, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof,

•	will be redeemable by us prior to the stated maturity at the times and prices described herein,

•	will not be repayable at the option of the holders prior to the stated maturity, and

•	will not be subject to any sinking fund.

Interest

The notes will bear interest at a rate of 1.000% per annum from October 24, 2016, or from the most recent date to which interest has been paid or provided for, payable annually in arrears on November 15 of each year (each an “Interest Payment Date”), commencing November 15, 2017 to holders of record at the close of business on the November 1st (whether or not a business day) immediately preceding the interest payment date or, if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the Interest Payment Date; provided, however, that interest payable on the maturity date of the notes or any redemption date of the notes shall be payable to the person to whom the principal of such notes shall be payable.

Interest payable on the notes on any Interest Payment Date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the notes, if no interest has been paid or duly provided for) to, but excluding, such Interest Payment Date, redemption date or maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any Interest Payment Date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

Optional Redemption

The notes will be redeemable at any time prior to August 15, 2028 (three months prior to their maturity), as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 15 basis points;

together with, in each case, accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date.

The notes will be redeemable at any time on or after August 15, 2028 (three months prior to their maturity), as a whole or in part, at our option, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes to be redeemed to, but excluding, the redemption date.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an Interest Payment Date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof to be redeemed from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate; provided that if the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by Euroclear and Clearstream in accordance with their respective standard procedures therefor; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to or on account of a beneficial owner of a note who is not a United States person for U.S. federal income tax purposes such additional amounts as may be necessary to ensure that every net payment by us of the principal of and interest on such note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment, by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, we will not pay additional amounts for or on account of:

(a)	any such tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between the holder or beneficial owner of a note (or between a fiduciary, settlor, beneficiary, member or shareholder of such person, if such person is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (ii) the presentation, where required, by the holder of any such note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(c)	any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as a personal holding company or controlled foreign corporation or passive foreign investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

(d)	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments on or in respect of any note;

(e)	any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(f)	any tax, assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner (or any financial institution through which the holder or beneficial owner holds any note or through which payment on the note is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the Internal Revenue Service) imposed pursuant to, or complying with any requirements imposed under an intergovernmental agreement entered into between the United States and the government of another country in order to implement the requirements of, Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date of issuance of the notes or any successor or amended version of these provisions, to the extent such successor or amended version is not materially more onerous to comply with than these provisions as enacted on such date;

(g)	any tax, assessment or other governmental charge imposed by reason of such beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all of our classes of stock entitled to vote or as a direct or indirect affiliate of ours;

(h)	any tax, assessment or other governmental charge required to be deducted or withheld by any Paying Agent from a payment on a note upon presentation of such note, where required, if such payment can be made without such deduction or withholding upon presentation of such note, where required, to any other Paying Agent; or

any combination of two or more of items (a), (b), (c), (d), (e), (f), (g) and (h),

nor shall additional amounts be paid with respect to any payment on a note to a United States Alien Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

The term “United States Alien Holder” means any beneficial owner of a note that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

We undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced to conform to, such European Council Directive.

Redemption for Tax Reasons

We may redeem the notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if we determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of issuance of the notes, we have or will become obligated to pay additional amounts with respect to the notes as described above under “—Payment of Additional Amounts”.

If we exercise our option to redeem the notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem the notes and an opinion of independent tax counsel to the effect that the circumstances described above exist.

Defeasance and Covenants

In some circumstances, we may elect to discharge our obligations on the notes through defeasance or covenant defeasance. See “Description of the Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for more information about how we may do this.

The indenture generally does not limit our ability to incur additional debt and does not contain financial or similar restrictive covenants, except as described in the accompanying prospectus under the caption “Description of the Debt Securities—Additional Covenants.”

Issuance in Euros

Initial holders will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As used in this prospectus supplement, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Further Issues

We may from time to time, without notice to or the consent of the registered holders of notes, create and issue further notes ranking equally with the notes in all respects. Such further notes may be consolidated and form a single series with the notes and have the same terms as to ranking, redemption or otherwise as such series (other than the issue date and public offering price of such further notes and, if applicable, the first payment of interest following the issue date of such further notes).

Book-Entry System

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and will be deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or its nominee.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the notes represented by the Global Note under the indenture and the Global Notes.

Euroclear and Clearstream may discontinue providing services with respect to the notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the debt securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through Euroclear and Clearstream (or any successor securities depository). In that event, certificates for the notes will be printed and delivered to Euroclear and Clearstream.

Clearing Systems

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants and between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distribution of principal and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the Registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global notes through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of UPS, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s address as it appears in the security register (or otherwise transmit such notices in accordance with applicable procedures of Euroclear or Clearstream). The trustee will only mail or transmit these notices to the registered holder of the notes, and consequently holders of beneficial interests will not receive these notices unless we reissue the notes in fully certificated form.

The Trustee, Paying Agent, Transfer Agent and Security Registrar

The Bank of New York Mellon Trust Company, N.A. will be the trustee, transfer agent and security registrar with respect to the notes and maintains various commercial and investment banking relationships with us and with affiliates of ours. It is also the trustee under the indenture. The Bank of New York Mellon, London Branch, will act as paying agent with respect to the notes.

Principal of, premium, if any, and interest on the notes will be payable at the office of the paying agent or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made through the facilities of the common depositary. We may change the paying agent without prior notice to the holders, and we or any of our subsidiaries may act as paying agent.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. Federal income and certain estate tax consequences to you of the purchase, beneficial ownership and disposition of notes. This summary deals only with holders that purchase notes in the initial offering at the issue price (i.e., the first price at which a substantial amount of notes is sold to investors) and that hold such notes as capital assets for U.S. Federal income tax purposes. This summary is for general information only and does not address all aspects of U.S. Federal income taxation that may be important to you in light of your particular circumstances, and it does not address state, local, foreign, alternative minimum or non-income tax considerations that may be applicable to you. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank or financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person subject to alternative minimum tax;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a U.S. expatriate, “controlled foreign corporation,” or “passive foreign investment company.”

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or subject to differing interpretations, so as to result in U.S. Federal income tax consequences different from those summarized below.

If an entity classified as a partnership for U.S. Federal income tax purposes holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding notes or a partner in a partnership holding notes, you should consult your tax advisor as to the particular U.S. Federal income tax consequences applicable to you.

If you are considering the purchase of notes, you should consult your own tax advisor concerning the particular U.S. Federal income and estate tax consequences to you of the purchase, beneficial ownership and disposition of notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences.

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note that is any of the following for U.S. Federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation under U.S. Federal income tax laws) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder and not a partnership for U.S. Federal income tax purposes.

Certain Contingent Payments

We may be obligated to pay an amount in excess of the stated interest and principal amount of the notes, as described under the headings “Description of the Notes—Optional Redemption,” and “—Payment of Additional Amounts.” We intend to take the position that the possibility of our making such contingent payments should not cause the notes to be subject to the provisions of the Treasury Regulations governing “contingent payment debt instruments.” Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Our position is not binding on the IRS. A successful challenge of this position by the IRS could adversely affect the timing and amount of a holder’s income and would require a holder to treat any gain realized from a sale or other taxable disposition of a note as ordinary income rather than capital gain. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

Payments or Accruals of Interest

It is anticipated, and the remainder of this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes. Accordingly, payments or accruals of stated interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. However, you will realize foreign currency gain or loss upon conversion of the payment into U.S. dollars if the exchange rate changes between the date you receive the payment and the date you convert it into U.S. dollars. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note. If you are an accrual-basis U.S. holder of a note, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to the previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Sale, Exchange, Retirement or Other Taxable Disposition of Notes

When you sell or exchange a note, or if a note that you hold is retired or otherwise disposed of in a taxable transaction, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your adjusted tax basis in the note.

If you sell or exchange a note for foreign currency, or receive foreign currency on the retirement or other taxable disposition of a note, the amount you will realize for U.S. tax purposes generally will be the U.S. dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the note is disposed of or retired. If you dispose of a note, the notes are traded on an established securities market, and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale, exchange, retirement or other disposition.

Your adjusted tax basis in a note generally will equal the cost of the note to you, reduced by any principal payments you previously received in respect of the note. If you purchase a note using foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency amount paid on the date of purchase calculated at the exchange rate in effect on that date. If the notes are traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable foreign currency gain or loss as a result of the conversion or purchase.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency-denominated notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss. The gain or loss on the sale, exchange, retirement or other disposition of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder currently is eligible to be taxed at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange, retirement or other disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note. You will realize exchange gain or loss on the sale, exchange, retirement or other disposition of a note only to the extent of the total gain or loss realized on the transaction.

Additional Tax on Net Investment Income

U.S. holders who are individuals, estates or certain trusts generally will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” in the case of an individual or “undistributed net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income in the case of an individual or adjusted gross income in the case of an estate or trust, in each case for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. holder’s “net investment income” will generally include any interest income or capital gain recognized by the holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of the holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Reportable Transaction Reporting

In certain circumstances, Treasury regulations require the reporting of a sale, exchange, redemption or other taxable disposition of a note or foreign currency received in respect of such a note on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the holder recognizes a loss that equals or exceeds certain threshold amounts (including, in the case of a foreign currency loss, $50,000 in a single transaction for an individual or trust, and higher amounts for non-individual, non-trust taxpayers). U.S. holders are advised to consult their tax advisors to determine the reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 as part of their U.S. Federal income tax returns.

Information Reporting and Backup Withholding

Generally, if you are a non-corporate U.S. holder, payments on a note will be subject to information reporting. In addition, a non-corporate U.S. holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to us or our paying agent in the manner required, is notified by the Internal Revenue Service (the “IRS”) that it has failed to report all interest and dividends required to be shown on its U.S. Federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. In addition, U.S. holders may be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of a note.

Any amounts withheld from payments to you under the backup withholding tax rules may be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

U.S. Federal Withholding Tax

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act (FATCA),” payments of principal and stated interest on a note will not be subject to U.S. Federal withholding tax, provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	either (a) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. Federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. Federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “—U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connect earnings and profits for the taxable year, subject to certain adjustments, unless you qualify for a lower rate under an applicable income tax treaty.

Any gain (other than any portion of the gain that represents accrued interest in which case the tax rules for interest as described above would apply to such portion) realized on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. Federal income or withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if applicable, attributable to a permanent establishment maintained by you in the United States), in which case if you are a foreign corporation the branch profits tax described above may also apply; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

If you are an individual who at death is not a U.S. citizen or resident (as specially defined for U.S. Federal estate tax purposes), your estate will not be subject to U.S. Federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations, and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

The amount of interest paid to you, and the amount of any tax withheld with respect to such interest, must be reported annually to the IRS and you. Copies of the information returns reporting the amount of such interest and the amount of any tax withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on a note, provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and the certification requirements described in the last bullet point under “—U.S. Federal Withholding Tax” above have been met.

In general, you will be subject to information reporting, and possibly backup withholding, with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless (i) the certification requirements described above have been met and the payor does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or (ii) you otherwise establish an exemption.

Any amounts withheld from payments to you under the backup withholding tax rules may be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 through 1474 of the Code, the treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. Federal income tax purposes) and other periodic payments on the notes paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which you hold the notes. Accordingly, if you receive payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if you would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into IGAs. While the existence of an IGA will not eliminate the risk that the notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest (including original issue discount, if any) and other periodic payments made on the notes. In addition, FATCA Withholding could apply to the gross proceeds payable upon the sale, exchange, redemption or maturity of the notes on or after January 1, 2019. Under the terms of the notes, we are not obligated to and we will not pay any additional amounts in respect of FATCA Withholding, so if FATCA Withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of any FATCA Withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.

You are strongly urged to consult your tax advisor regarding FATCA. You should also consult your bank or broker through which you would hold the notes about the likelihood that payments to it (for credit to you) may become subject to FATCA Withholding at some point in the payment chain.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

Savings Directive

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), a Member State is required to provide to the tax authorities of another Member State details of certain payments of interest or similar income paid or secured by a person established within the jurisdiction of the first Member State to or for the benefit of an individual, or certain limited types of entities established in that other Member State. However, for a transitional period, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The rate of withholding is 35%. However, the beneficial owner of the interest (or similar income) payment may elect that certain provision of information procedures should be applied instead of withholding, provided that certain conditions are met. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income. A number of non-EU countries and territories (including Switzerland) have adopted similar measures (a withholding system in the case of Switzerland).

The Savings Directive has been repealed with effect from January 1, 2017 in the case of Austria, and from January 1, 2016 in the case of all other Member States (subject to on-going requirements to fulfil administrative obligations such as the reporting and exchange of information relating to, and accounting for withholding taxes on, payments made before those dates). This is in order to avoid overlap with the Savings Directive and the new automatic exchange of information regime implemented under Council Directive 2011/16/EU on administrative cooperation in the field of taxation (as amended by Council Directive 2014/107/EU).

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (i) by transacting with a person established in a participating Member State or (ii) where the financial instrument which is subject to the dealings is issued in a participating Member State. Joint statements issued by participating Member States indicate an intention to implement the FTT by January 1, 2016. However, the FTT proposal remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, and/or certain of the participating Member States may decide to withdraw. Additional EU Member States may decide to participate. Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

Capital Duties Directive

Under the terms of the EU Capital Duty Directive (Council Directive 2008/7/EC) no EU country should be allowed to charge capital duty in respect of the issue of the notes or some of them.

Imposition of Taxes in the EU by Individual Members States

Subject to the comments above, each individual European Union member state may impose taxes on the receipt or disposal or otherwise dealing in the notes or holding them to investment. We are do not propose to set out the details of any of the systems of taxation given their large number and wide variety. However, it is strongly recommended that you seek your own, inter alia, tax advice in order to determine your tax treatment in respect of acquiring and/or holding a note or notes.

UNDERWRITING

We intend to offer the notes through the underwriters. Barclays Bank PLC, BNP Paribas, J.P. Morgan and Société Générale are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Barclays Bank PLC	€92,500,000
BNP Paribas	92,500,000
J.P. Morgan Securities plc	92,500,000
Société Générale	92,500,000
Lloyds Bank plc	42,500,000
Standard Chartered Bank	42,500,000
BNY Mellon Capital Markets, LLC	5,000,000
Commerzbank Aktiengesellschaft	5,000,000
Fifth Third Securities, Inc.	5,000,000
HSBC Bank plc	5,000,000
ING Bank N.V., Belgian Branch	5,000,000
Mizuho International plc	5,000,000
MUFG Securities EMEA plc	5,000,000
The Williams Capital Group, L.P.	5,000,000
U.S. Bancorp Investments, Inc.	5,000,000

Total	€500,000,000

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the several underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be $0.8 million and are payable by us.

New Issues of Notes

The notes are new issues of securities with no established trading market. We intend to apply to list the notes on the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. The listing application will be subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that active public markets for the notes will develop. If an active public trading market for the notes does not develop, the market prices and liquidity of the notes may be adversely affected.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in the Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the bookrunners; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means European Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Price Stabilization and Short Positions

In connection with the issuance of the notes, J.P. Morgan Securities plc, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issuance date of the notes and 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon by King & Spalding LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided, however, that, other than as expressly stated herein, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2015 (including the portions of our Proxy Statement on Schedule 14A, filed on March 14, 2016, incorporated by reference therein);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

(c)	Current Reports on Form 8-K filed February 12, 2016 (Items 5.02 and 9.01 only), March 25, 2016, April 1, 2016, May 9, 2016, June 15, 2016, August 24, 2016 and September 16, 2016.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

United Parcel Service, Inc.

55 Glenlake Parkway, N.E.

Atlanta, Georgia 30328

Attention: Corporate Secretary

(404) 828-6000

PROSPECTUS

UNITED PARCEL SERVICE, INC.

DEBT SECURITIES

PREFERRED STOCK

CLASS B COMMON STOCK

WARRANTS

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about these securities. You should read this prospectus and any supplement carefully before you invest.

United Parcel Service, Inc.’s class B common stock is traded on the New York Stock Exchange under the trading symbol “UPS.”

We discuss risk factors relating to our company in filings we make with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our most recently filed Annual Report on Form 10-K and in subsequent filings, which are incorporated by reference in this prospectus. The prospectus supplement relating to a particular offering of securities may discuss certain risks of investing in those securities. You should carefully consider these risk factors and risks before investing in any of our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we have filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may offer any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the offering, and this prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. The prospectus supplement may add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below in the section entitled “Where You Can Find More Information.”

We may also prepare free writing prospectuses to describe the terms of particular securities, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and the applicable prospectus supplement.

You should rely only on the information contained in this prospectus or any prospectus supplement, including any information that we incorporate by reference, or any free writing prospectus that we distribute. We have not authorized anyone to provide you with different information, and we do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or a prospectus supplement or contained in any free writing prospectus is accurate as of any date other than the date of the document. We are not making an offer of securities in any jurisdiction where the offer is not permitted.

In this prospectus, unless otherwise specified, the terms “UPS,” “we,” “us” or “our” mean United Parcel Service, Inc. and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

DESCRIPTION OF UPS

We were founded in 1907 as a private messenger and delivery service in Seattle, Washington. Today, we are the world’s largest package delivery company, a leader in the U.S. less-than-truckload industry and the premier provider of global supply chain management solutions. We deliver packages each business day for 1.6 million shipping customers to 8.4 million receivers in over 220 countries and territories. In 2015, we delivered an average of 18.3 million pieces per day, or a total of 4.7 billion packages. Total revenue in 2015 was $58.4 billion.

We are a global leader in logistics, and we create value for our customers through solutions that lower costs, improve service and provide highly customizable supply chain control and visibility. Customers are attracted to our broad set of services that are delivered as promised through our integrated ground, air and ocean global network.

Our overall market strategy is to provide customers with advanced logistics solutions made possible by a broad portfolio of differentiated services and capabilities expertly assembled and integrated into our customers’ businesses. This approach, supported by our efficient and globally balanced multimodal network, enables us to deliver considerable value to our customers and thereby build lasting partnerships with them.

Over the last 15 years, we have significantly expanded the scope of our capabilities to include more than package delivery. Our logistics and distribution capabilities give companies the power to easily expand their businesses to new markets around the world. By leveraging our international infrastructure and know-how, we enable our customers to bridge time zones, cultures and distances to keep their supply chains moving smoothly.

In 2015, we continued our capabilities expansion by acquiring Coyote Logistics, a leading asset-light truckload broker, and several other specialized businesses. Each provides our customers with an ever-expanding range of high value services and expertise, while simultaneously contributing to operational efficiency and positive returns.

We serve the global market for logistics services, which include transportation, distribution, contract logistics, ground freight, ocean freight, air freight, customs brokerage, insurance and financing. We have three reportable segments: U.S. Domestic Package, International Package and Supply Chain & Freight.

Our principal executive office is located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, telephone (404) 828-6000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC’s website at http://www.sec.gov. To receive copies of public records not posted to the SEC’s website at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. You also may read reports and other information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We also make available free of charge on our website, www.investors.ups.com, under “Financials/SEC Filings,” all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus. Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and may supersede information contained or incorporated by reference in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents and portions of documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules):

a.	Annual Report on Form 10-K for the year ended December 31, 2015 (including portions of our Proxy Statement on Schedule 14A, filed on March 14, 2016, incorporated by reference therein);

b.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

c.	Current Reports on Form 8-K filed February 12, 2016 (Items 5.02 and 9.01 only), March 25, 2016, April 1, 2016, May 9, 2016, June 15, 2016, August 24, 2016 and September 16, 2016; and

d.	the description of UPS’s class B common stock, $.01 par value per share, set forth in the registration statement on Form 8-A filed on November 4, 1999 with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at www.investors.ups.com or by writing or calling us at the following address and telephone number: United Parcel Service, Inc., Attention: Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, telephone (404) 828-6000.

Retrospective Presentation for Change in Accounting Principle

In May 2015, the Financial Accounting Standards Board issued an accounting standards update that changes the disclosure requirement for reporting investments at fair value. This update removes the requirement to categorize investments for which fair value is measured using the net asset value (“NAV”) per share practical expedient within the fair value hierarchy. These disclosures are limited to investments for which the entity has elected to measure fair value using the practical expedient. Substantially all of our Level 3 pension and postretirement benefit plan assets were measured using NAV as a practical expedient. This guidance became effective for us in the first quarter of 2016 and did not have a material impact on our consolidated financial position, results of operations or cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. The words “believe,” “project,” “expect,” “estimate,” “assume,” “intend,” “anticipate,” “target,” “plan,” and variations thereof and similar expressions are intended to identify forward-looking statements. These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects, future results and other matters. These forward-looking statements are based on beliefs and assumptions of our management, and involve certain risks and uncertainties which could cause actual results to differ materially from those contained in any forward-looking statement.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, financing working capital needs, funding capital expenditures, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

The following table sets forth our consolidated ratio of earnings to fixed charges.

	Six Months Ended June 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	13.8x	13.7x	8.9x	12.4x	2.5x	11.0x

DESCRIPTION OF THE DEBT SECURITIES

Description of Debt Securities

We will issue the debt securities under an indenture, dated as of August 26, 2003, between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to Citibank, N.A., which acts as trustee. We have summarized the material provisions of the indenture below. The indenture has been filed as an exhibit to the registration statement on Form S-3 (No. 333-108272), filed with the SEC on August 27, 2003, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described in the Section entitled “Where You Can Find More Information.”

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also generally does not limit our ability to incur additional debt and does not contain financial or similar restrictive covenants. The debt securities will be unsecured and will rank equally with all of our other senior debt and senior to our subordinated debt, if any.

Unless we inform you otherwise in a prospectus supplement, the indenture does not contain any debt covenants or other provisions that would protect holders of the debt securities in the event we participate in a highly leveraged or other transaction that may adversely affect our creditworthiness.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest on the debt securities will be payable;

•	the date or dates on which the principal, premium, if any, or other form or type of consideration to be paid upon maturity on the debt securities, which we call the maturity consideration, will be payable or the method of determining maturity dates;

•	the rate or rates at which the debt securities will bear interest, if any, or any method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any interest on any interest payment date;

•	any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	whether payments of principal of or any premium or interest will be determined by an index, formula or other method and the manner in which these amounts will be determined;

•	the currency or currency unit in which principal and interest will be paid if other than U.S. dollars and whether the holder may elect payment to be made in a different currency;

•	the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the full principal amount;

•	if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of the debt securities as of any such date for any purpose, including the principal amount of the debt securities that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date prior to the stated maturity;

•	whether the debt securities will be defeasible, in whole or any specified part, and whether some of our covenants will be defeasible and, if other than by a resolution of our board of directors or executive committee, the manner in which any election by us to defease the debt securities or covenants will be evidenced;

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•	whether, and the terms and conditions relating to when, we may satisfy some of our obligations with respect to the debt securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders securities (whether or not issued by, or the obligations of, us), cash or a combination of cash, securities and/or property;

•	any conversion or exchange provisions;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	any deletion of, addition to or change in the Events of Default and any change in the right of the trustee or the requisite holders of the debt securities to declare the principal amount due and payable;

•	any deletion of, addition to or change in the covenants that apply to the debt securities;

•	terms relating to the delivery of debt securities if they are to be issued upon the exercise of warrants;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	additional terms with respect to book-entry procedures; and

•	any other material terms of the debt securities not specified in this prospectus. (Section 3.01)

We may sell the debt securities, including original issue discount securities, at a substantial discount below their principal amount. Original issue discount securities bear no interest or bear interest at below market rates. We may describe special United States federal income tax considerations, if any, applicable to the debt securities sold at an original issue discount in the applicable prospectus supplement. In addition, we may describe special United States federal income tax or other considerations, if any, applicable to the debt securities that are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, in the applicable prospectus supplement. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all of our properties and assets substantially as an entirety to any person unless:

•	either we are the continuing corporation or the person formed by any consolidation or into which we are merged or the person that acquires by conveyance, transfer, or lease all or substantially all of our properties and assets shall be:

•	organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

•	shall expressly assume all of our obligations under the debt securities and the indenture;

•	immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	we or such person has delivered to the trustee an officer’s certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease and any supplemental indenture required in connection with such transaction comply with the applicable provisions of the indenture and that all conditions precedent in the indenture provided for or relating to such transaction have been satisfied.

Upon any consolidation or merger or any conveyance, transfer or lease of all or substantially all of our properties and assets in accordance with these provisions, the successor person formed by a consolidation, or into which we are merged or the successor person to which any conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of ours under the debt securities and the indenture with the same effect as if that successor had been named as us therein; and thereafter, except in the case of a lease, we shall be discharged from all obligations and covenants under the debt securities and indenture. (Sections 8.01 and 8.02)

Additional Covenants

Although the indenture generally does not contain financial or similar restrictive covenants, unless otherwise specified in any applicable prospectus supplement, the debt securities will contain the additional covenants described below that are not contained in the indenture.

Limitation on Secured Indebtedness

We will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby the debt securities shall be secured equally and ratably with, or prior to, such Secured Indebtedness, together with, if we shall so determine, any other Indebtedness of us or any Restricted Subsidiary then existing or thereafter created that is not subordinate to the debt securities, so long as the Secured Indebtedness shall be outstanding, unless the Secured Indebtedness, when added to:

•	the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the debt securities are secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired); and

•	the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired);

would not exceed 10% of Consolidated Net Tangible Assets.

Limitation on Sale and Lease Back Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of:

•	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction;

•	all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary; and

•	the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the debt securities are secured equally and ratably with (or prior to) such Secured Indebtedness);

would not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of:

•	the net proceeds to us or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction; and

•	the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction;

is applied to the retirement of Funded Debt of us or any Restricted Subsidiaries (other than Funded Debt that is subordinate to the debt securities or is owing to us or any Restricted Subsidiaries or is scheduled to mature within one year after consummation of such Sale and Leaseback Transaction) within 180 days after the consummation of such Sale and Leaseback Transaction.

Definitions

As used in this prospectus, the following definitions apply:

“Attributable Debt” means, as of the date of its determination, the present value (discounted semi-annually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, the rental payments shall be considered for purposes of this definition to be the lesser of the discounted values of:

a. the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination; and

b. the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of the debt securities, the amount of such obligation at any date shall be the capitalized amount thereof at the applicable date, determined in accordance with such principles.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on our most recently prepared consolidated balance sheet as of the end of our fiscal quarter, prepared in accordance with generally accepted accounting principles, less all current liabilities as shown on such balance sheet and Intangible Assets.

“Funded Debt” means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from its original date of issue.

“Indebtedness” means

a.	any liability of any Person:

1. for borrowed money, or under any reimbursement obligation relating to a letter of credit;

2. evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business;

3. for the payment of money relating to a Capitalized Lease Obligation; or

4. for Interest Rate Protection Obligations;

b. any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and

c. any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

“Intangible Assets” means at any date the value (net of any applicable reserves), as shown on or reflected in our most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of

a. all trade names, trademarks, licenses, patents, copyrights and goodwill;

b. organizational and development costs;

c. deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and

d. unamortized debt discount and expense, less unamortized premium.

“Interest Rate Protection Obligations” of any Person means the obligations of that Person pursuant to any arrangement with any other Person whereby, directly or indirectly, that Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

“Liens” means any mortgage, lien, pledge, security interest, charge or encumbrance.

“Principal Property” means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any motor vehicles, aircraft, mobile materials handling equipment, data processing equipment and rolling stock) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility

a.	is owned by or leased to us or any Restricted Subsidiary,

b.	is located within the United States, and

c.	has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of that determination, other than:

1.	any facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a “substantial user” of the related facility or a “related Person” as those terms are used in Section 103 of the Internal Revenue Code) pursuant to the provisions of Section 103 of the Internal Revenue Code (or any similar provision hereafter enacted) as in effect at the time of issuance of the obligations;

2.	any facility that our board of directors may by resolution declare is not of material importance to us and the Restricted Subsidiaries taken as a whole; and

3.	any facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than us and any Subsidiary and in which the interest of us and all Subsidiaries does not exceed 50%.

“Restricted Securities” means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary” means

a.	any Subsidiary:

1.	which has substantially all its property within the United States of America;

2.	which owns or is a lessee of any Principal Property; and

3.	in which the investment of us and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of the determination; provided, however, that the term “Restricted Subsidiary” shall not include:

A.	any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of us and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property; or

B.	any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than us or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of us or any Restricted Subsidiary; and

b.	any other Subsidiary that is hereafter designated by our board of directors as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by UPS or any Restricted Subsidiary of any Principal Property (whether the Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or a Restricted Subsidiary to any Person, other than:

a.	leases for a term, including renewals at the option of the lessee, of not more than three years;

b.	leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

c.	leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in the property becoming Principal Property), or the commencement of commercial operation of the Principal Property.

“Secured Indebtedness” means Indebtedness of us or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and Indebtedness of us or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Indebtedness” shall not include any of the following:

a.	Indebtedness of us and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then-existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

b.	Indebtedness that is secured by:

1.	purchase money Liens upon Principal Property acquired after January 26, 1999,

2.	Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in the property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of the Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999, or

3.	conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (b)) (x) the related Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the Principal Property or improvement or Restricted Securities and (y) the related Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or any improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien or agreement exceeds the cost to us or the Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be “Secured Indebtedness;”

c.	Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of the Principal Property or Restricted Securities by UPS or a Restricted Subsidiary;

d.	Indebtedness of Restricted Subsidiaries owing to us or any other Restricted Subsidiary and Indebtedness of us owing to any Restricted Subsidiary;

e.	In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time the related corporation becomes a Restricted Subsidiary;

f.	Guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any other Restricted Subsidiaries;

g.	Indebtedness arising from any Sale and Leaseback Transaction;

h.	Indebtedness secured by Liens on property of us or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if the related Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to UPS or the Restricted Subsidiary of the related acquisition or construction will be considered to be “Secured Indebtedness;”

i.	Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

j.	The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, the Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than the property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that replacement, extension or renewal increases the principal amount of Indebtedness secured by the Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above, the amount of the increase or excess will be considered to be “Secured Indebtedness.”

In no event shall the foregoing provisions be interpreted to mean that the same Indebtedness is included more than once in the calculation of “Secured Indebtedness” as that term is used in the debt securities.

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities as any one of the following events:

1.	failure to pay any interest on the debt securities of that series when due, continued for 30 days;

2.	failure to pay any principal of or premium on the debt securities of that series when due, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise;

3.	failure to deposit any sinking fund payment when due on the debt securities of that series;

4.	failure to perform or the breach of any covenant or warranty in the indenture applicable to the debt securities of that series, continued for 60 days after written notice as provided in the indenture; or

5.	certain events involving our bankruptcy, insolvency or reorganization. (Section 5.01)

If an Event of Default occurs and is continuing with respect to the debt securities of any series, other than an Event of Default referred to in clause (5) above, either the trustee or the holders of 25% in principal amount, or if the debt securities are not payable at maturity for a fixed principal amount, 25% of the aggregate issue price, of the outstanding debt securities of that series, each series acting as a separate class, may declare the principal of the debt securities of that series, or an other amount or property, as may be provided for in the debt securities of that series, to be due and payable. If an Event of Default described in clause (5) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series, or such other amount or property, as may be provided for in the debt securities of that series (or, in the case of any original issue discount security, such portion of the principal as may be specified in its terms) will automatically, and without any action by the trustee or any holder, become immediately due and payable. (Section 5.02). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of debt securities of the series, waive any past default under the indenture with respect to the debt securities of the series, except a default in the delivery or payment of the maturity consideration or interest on any debt security of the series, and default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series. (Section 5.13)

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless the holders shall have offered to the trustee security or indemnity satisfactory to the trustee. (Section 6.03). Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 5.12)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless

1.	the holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series,

2.	the holders of at least 25% in aggregate principal amount, or if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price of the outstanding debt securities of that series, have made written request to the trustee to institute a proceeding as trustee,

3.	the holder or holders have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and

4.	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount or, if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price of the outstanding debt securities of that series, a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 5.07)

However, these limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of delivery or payment of the maturity consideration relating to, or interest on, the debt security on or after the applicable due date specified in the debt security. (Section 5.08)

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults. (Section 10.04)

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions on a default.

Defeasance and Covenant Defeasance

If and to the extent indicated in any applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of Indebtedness, or Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. Defeasance refers to the discharge of some or all of our obligations under the indenture. (Section 13.01)

Defeasance and Discharge

The indenture provides that, upon our exercise of our option to have Section 13.02 of the indenture apply to any debt securities, we will be deemed to have been discharged from all obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust) upon the irrevocable deposit in trust for the benefit of the holders of the debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the respective Stated Maturities in accordance with the terms of the indenture and the debt securities. Defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in any case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur. (Sections 13.02 and 13.04)

Defeasance of Covenants

The indenture provides that, upon our exercise of our option to have Section 13.03 of the indenture apply to any debt securities, we may omit to comply with and shall have no liability in respect of certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (4) (with respect to restrictive covenants) and under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to the debt securities. In order to exercise this option, we will be required to irrevocably deposit, in trust for the benefit of the holders of the debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the respective Stated Maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from the Event of Default. In that case, we would remain liable for the payments. (Sections 13.03 and 13.04)

Modification of the Indenture

The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purpose, among other things, of adding to our covenants, adding additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies not adversely affect the interests of the holders of any outstanding series of debt securities in any material respect. (Section 9.01)

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount or, if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price, of the outstanding debt securities of each series affected thereby, except that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

1.	change the stated maturity of the maturity consideration or any installment of maturity consideration or interest on, any debt security,

2.	reduce the principal amount of or reduce the amount or change the type of maturity consideration or reduce the rate of interest on, or any premium payable upon the redemption of,

or the amount of maturity consideration of an original issue discount security or any other debt security that would be due and deliverable or payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default, of any debt security,

3.	change the place of payment where, or the coin or currency in which, any maturity consideration or interest on any debt security are deliverable or payable,

4.	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

5.	reduce the percentage in principal amount or aggregate issue price, as the case may be, of debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

6.	modify the requirements contained in the indenture for consent to or approval of certain matters, except to increase any percentage for a consent or approval or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security affected thereby. (Section 9.02)

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture which has been expressly included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of the series with respect to the covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series. (Section 9.02)

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all the debt securities of the series, waive compliance by us with certain restrictive provisions of the indenture. (Section 10.07)

Form, Exchange and Transfer

Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent we designate for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Registration of transfer or exchange will be effected by the security registrar or the transfer agent, as the case may be, when the security registrar or transfer agent is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. (Section 3.05)

We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 10.02)

If debt securities of any series are to be redeemed in part, we will not be required to:

•	issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of such mailing, or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the person in whose name the security, or one or more predecessor securities, is registered at the close of business on the Regular Record Date for payment of interest. (Section 3.07)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, maturity consideration and interest on the debt securities of a particular series (other than a global security) will be payable or deliverable at the office of the paying agent or paying agents as we may designate for that purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to the payment as that address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments and deliveries with respect to debt securities of each series. Any other paying agents initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 10.02)

All consideration paid or delivered to a paying agent for the payment or delivery of the principal of or any premium, maturity consideration or interest on any debt security that remains unclaimed at the end of two years after such principal, premium, maturity consideration or interest has become due and payable or deliverable will be repaid to us, and the holder of the debt security thereafter, as an unsecured general creditor, may look only to us for payment or delivery thereof. (Section 10.03)

Book-Entry, Delivery and Form of Debt Securities

The debt securities will be issued in book-entry form through The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC.” DTC will act as securities depositary for the debt securities. The debt securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The debt securities will be accepted for clearance by DTC. Beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream as described below. Owners of beneficial interests in the debt securities will receive all payments relating to their debt securities in U.S. dollars. One or more fully registered global security certificates, representing the aggregate principal amount of debt securities issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities, so long as the debt securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner of debt securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through whom the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of debt securities other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the debt securities entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the debt securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the debt securities will be printed and delivered to DTC. If an event of default with respect to the debt securities has occurred and is continuing, a holder may request that certificates for the debt securities be registered in such holder’s names.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of debt securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the debt securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of security certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or the debt securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of debt securities.

Payments with respect to debt securities represented by the global security certificates and all transfers and deliveries of debt securities will be made to DTC or its nominee, as the case may be, as the registered holder of the debt securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of debt securities to pledge the debt securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the debt securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the debt securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

If the depositary for a global security is DTC, you may hold interests in the global debt securities through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”), in each case, as a participant in DTC. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through Euroclear or Clearstream and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before such date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register. (Section 1.06)

Title

We, the trustee and any agent of ours or the trustee’s may treat the Person in whose name a debt security is registered as the absolute owner of a debt security for the purpose of making payment and for all other purposes. (Section 3.08)

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 1.12)

Regarding The Trustee

The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to Citibank, N.A., is the trustee under the indenture. We have other customary banking relationships with The Bank of New York Mellon in the ordinary course of business.

DESCRIPTION OF THE PREFERRED STOCK

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our Restated Certificate of Incorporation or any resolutions which may be adopted by our board of directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series, the following information:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate (or method for determining the rate);

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Although it has no present intention to do so, our board of directors, without shareowner approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE COMMON STOCK

We are authorized to issue a total of 10,200,000,000 shares of common stock, of which:

•	4,600,000,000 are shares of class A common stock, par value $.01 per share, and

•	5,600,000,000 are shares of class B common stock, par value $.01 per share.

As of September 30, 2016, 183,668,423 shares of class A common stock were outstanding and 689,333,425 shares of class B common stock were outstanding.

We will issue only shares of class B common stock pursuant to this prospectus.

Generally, all shares of our common stock have the same relative rights, preferences and limitations, except as follows:

•	shares of class A common stock have 10 votes per share;

•	shares of class B common stock have one vote per share; and

•	shares of class A common stock may be converted at any time by the holder into an equal number of shares of class B common stock and, if transferred to certain transferees, are automatically converted into shares of class B common stock immediately upon transfer.

Our class B common stock is listed and traded on the New York Stock Exchange under the symbol “UPS.” There is no public market for our class A common stock.

Dividends may be paid on our common stock out of funds legally available for dividends, when and if declared by our board of directors. In the case of a distribution of our common stock, each class of common stock receives a distribution of only shares of the same class of common stock. For example, only shares of class B common stock may be distributed with respect to class B common stock.

Holders of our common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if any of our preferred stock is then outstanding, to any preferential rights of such preferred stock. Our common stock is not redeemable, has no subscription rights and does not entitle the holder to any preemptive rights.

Anti-takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in its best interest. These provisions include:

•	restrictions on the voting power of any person or group who owns shares having more than 25% of our total voting power (such persons will be entitled to only 1/100 of a vote for each vote in excess of 25% of our voting power);

•	no shareowner action by written consent;

•	no shareowner ability to call a special meeting;

•	no cumulative voting;

•	our ability to issue preferred stock without any action on the part of the shareowners;

•	advance notice provisions that specify how and when a shareowner may bring business before an annual meeting;

•	indemnification of officers and directors and limitations on their liability; and

•	supermajority provisions: an 80% vote of our shareowners is required to amend the provisions of our Restated Certificate of Incorporation relating to the prohibition on shareowner action by written consent and the restrictions on the voting power of a shareowner that holds more than 25% of our voting power.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could improve their terms.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 imposes restrictions which, under certain circumstances, may make it more difficult for an “interested stockholder”, as defined in Section 203, to effect various business combinations with us for a three-year period from the time such person becomes an interested stockholder. Under Section 203, a corporation’s bylaws or certificate of incorporation may exclude a corporation from the restrictions imposed by Section 203. Neither our bylaws nor our certificate of incorporation contains such an exclusion.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or class B common stock. Warrants may be issued independently or together with our debt securities, preferred stock or class B common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to purchase class B common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	if applicable, the designation and terms of the preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of class B common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

VALIDITY OF THE SECURITIES

The validity of the securities will be passed upon by King & Spalding LLP. Certain legal matters in connection with the securities will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

UNITED PARCEL SERVICE, INC.

€500,000,000 1.000% Senior Notes due 2028

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BNP PARIBAS	J.P. Morgan	Société Générale Corporate & Investment Banking

Lloyds Bank			Standard Chartered Bank

Co-Managers

BNY Mellon Capital Markets, LLC	COMMERZBANK	Fifth Third Securities	HSBC

ING	Mizuho Securities	MUFG	The Williams Capital Group, L.P.	US Bancorp

October 19, 2016